STRONG NET INTEREST MARGIN CONTINUES TO SUPPORT

PFF BANCORP, INC. EARNINGS

Pomona, Calif. -- July 21, 2005 -- PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the "Bank"), Diversified Builder Services, Inc. and Glencrest Investment Advisors, Inc. ("Glencrest"), today reported net earnings of $12.4 million or $0.49 per diluted share for the quarter ended June 30, 2005 compared to $10.8 million or $0.43 per diluted share for the comparable period of 2004 (adjusted for the three-for-two stock split effected in the form of a stock dividend paid on March 3, 2005 to shareholders of record on February 15, 2005).  Earnings before income taxes increased $3.0 million or 15 percent to $23.3 million for the current quarter compared to the comparable period of the prior year.

Significant positive fundamentals with respect to our core community banking business included the following:

  Net interest margin expanded 8 basis points between the quarters ended June 30, 2004 and 2005 and was unchanged at 4.17 percent on a sequential quarter basis.  Net interest income of $39.6 million for the current quarter increased $3.7 million or 10 percent from the comparable quarter of 2004 and increased $104,000 on a sequential quarter basis.
  Total deposits increased $38.0 million during the current quarter and are up $270.0 million or 11 percent from one year ago.

Lower cost passbook, money market, NOW and other demand accounts ("core deposits") increased $13.4 million during the current quarter and are up $171.6 million or 11 percent from one year ago.  Core deposits increased to $1.80 billion or 65 percent of total deposits compared to $1.63 billion or 65 percent of total deposits one year ago.  The average cost of core deposits was 1.19% for the current quarter compared to 1.09% for the prior quarter and 0.85% for the comparable period of 2004.  Non-interest bearing demand deposits, which totaled $298.4 million or 11 percent of total deposits at June 30, 2005, have increased $34.3 million or 13 percent over the past year.

  Construction, commercial business, commercial real estate and consumer loans (the "Four-Cs") increased $79.5 million during the current quarter to $1.79 billion or 52 percent of loans and leases receivable, net, compared to $1.51 billion or 48 percent of loans and leases receivable, net, one year ago.  Four-Cs originations were $590.9 million or 85 percent of total originations for the current quarter compared to $552.5 million or 83 percent of total originations for the comparable quarter of 2004.

Larry M. Rinehart, President and CEO commented, "Our continued strong growth in the Four-Cs, which exhibit very good repricing characteristics, coupled with our success in growing low cost core deposits has allowed us to sustain our strong net interest margin despite increased competitive pressure on funding costs.  The opening of our full service branch in Riverside in May 2005 along with the planned opening of our branch in Mira Loma this Fall, will serve to strengthen even further our highly profitable loan and deposit franchise."

Excluding a $1.4 million gain on sale of investment securities during the June 2004 quarter, non-interest income increased $930,000 between the quarters ended June 30, 2004 and 2005.  Deposit and related fees rose $395,000, and loan and servicing fees increased $419,000 for the current quarter compared to the same quarter in the prior year.

Assets under management or advisory by Glencrest and the Bank's trust department rose to $521.1 million at June 30, 2005 compared to $382.4 million at June 30, 2004.  These assets under management or advisory include $402.4 million managed or advised by Glencrest at June 30, 2005 as compared to $237.8 million at June 30, 2004.

Our efficiency ratio improved to 49.32 percent for the current quarter, compared to 51.13 percent for the comparable quarter of 2004.  General and administrative ("G&A") expense increased $795,000 or 4 percent between the quarters ended June 30, 2005 and 2004 to $22.7 million.  Compensation and benefits expense accounted for approximately 68 percent of the increase in total G&A.

During the current quarter, we adopted Statement of Financial Accounting Standards No. 123R - Share Based Payment.  This adoption resulted in expense of $35,000 being recorded in the current quarter associated with the vesting of 4,941 employee stock options.  As of June 30, 2005, 12,234 employee stock option remain unvested.  The value of these options (estimated to be approximately $79,000) will be charged to earnings through October 2006 as those options vest.  Also during the current quarter, we implemented our 2004 Equity Incentive Plan (the "Plan") previously approved by shareholders.   The performance based nature and terms of the Plan are discussed in our Form 8-K filed with the Securities and Exchange Commission on June 1, 2005.  For the quarter ended June 30, 2005, compensation and benefits expense includes $654,000 associated with this Plan.

Employee Stock Ownership Plan expense was $751,000 for the current quarter compared to $2.4 million, for the comparable quarter of 2004, reflecting a reduction in the number of shares amortized from 95,771 for the quarter ended June 30, 2004 to 25,658 for the current quarter.  The non-cash charge associated with our Supplemental Executive Retirement Plan ("SERP") was $443,000 for the quarter ended June 30, 2005, compared to credits to expense of $461,000 and $64,000 for the quarters ended March 31, 2005 and June 30, 2004, respectively.  SERP expense or credit is a function of the change in the average market price of our common stock during the period.  Our SERP serves only to deliver benefits that would otherwise be reduced below the level available to all other employees of the Company because of salary limitations imposed by law on our "qualified" benefit plans (e.g. ESOP and 401-K).

Asset quality remains strong with non-accrual loans down to $11.1 million or 0.27 percent of gross loans and leases at June 30, 2005, from $12.2 million or 0.30 percent of gross loans and leases at March 31, 2005.

At June 30, 2005, the allowance for loan and lease losses was $33.2 million or 0.81 percent of gross loans and leases and 299 percent of non-accrual loans compared to $33.3 million or 0.83 percent of gross loans and leases and 273 percent of non-accrual loans at March 31, 2005.

We did not record a provision for loan and lease losses for the current quarter primarily due to declines in our non-accrual loans and classified assets.

We repurchased 281,140 shares of our common stock at a weighted average price of $28.85 per share during the current quarter.  At June 30, 2005, 457,130 shares remain under an 1,200,000-share repurchase authorization adopted by our Board of Directors on January 26, 2005.

An independent review of our income tax liability accounts in connection with a change in our tax advisors resulted in an $809,000 increase in income tax expense for the current quarter, reducing diluted earnings per share ("EPS") by $0.03.  This adjustment increased our effective tax rate for the quarter by 3.5 percentage points to 46.9 percent.  The adjustment did not arise from any tax exposure items such as shelters or aggressive tax positions.

At June 30, 2005, we were conducting business through 29 full-service banking branches, three registered investment advisory offices, three trust offices, a Southern California regional loan center, an office providing diversified financial services to home builders and one loan origination office in Northern California.

We will host a conference call at 8:30 A.M. PDT on Friday, July 22, 2005, to discuss our financial results.  The conference call can be accessed by dialing 1-800-322-0079 and referencing "PFF Bancorp Inc. First Quarter Conference Call".  An audio replay of this conference call will be available through Friday, August 5, 2005, by dialing 1-877-519-4471 and referencing replay PIN number 6244471.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2005.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Larry M. Rinehart, President and CEO or Gregory C. Talbott, Executive Vice President, CFO, PFF Bancorp, Inc. 350 So. Garey Avenue, Pomona, CA 91766, (909) 623-2323.

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	June 30, 2005	March 31, 2005

ASSETS

Cash and cash equivalents	$ 66,473	$ 44,844
Investment securities held-to-maturity (estimated fair value of $6,684 at June 30, 2005, and $6,647 at March 31, 2005)	6,733	6,736
Investment securities available-for-sale, at fair value	61,962	61,938
Mortgage-backed securities available-for-sale, at fair value	235,810	250,954
Loans held-for-sale	989	1,466
Loans and leases receivable, net	3,474,098	3,431,544
Federal Home Loan Bank (FHLB) stock, at cost	41,884	41,839
Accrued interest receivable	17,420	16,413
Assets acquired through foreclosure, net	63	-
Property and equipment, net	41,135	30,385
Prepaid expenses and other assets	23,796	24,942

Total assets	$3,970,363	$3,911,061

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits	$2,773,893	$2,735,937
FHLB advances and other borrowings	782,649	769,423
Junior subordinated debentures	30,928	30,928
Accrued expenses and other liabilities	40,749	37,847
Total liabilities	3,628,219	3,574,135
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 2,000,000 shares; none issued	-	-
Common stock, $.01 par value. Authorized 59,000,000 shares; issued 24,622,833 and 24,908,823; outstanding 24,575,733 and 24,782,623 at June 30, 2005 and March 31, 2005, respectively	244	248
Additional paid-in capital	166,671	164,536
Retained earnings, substantially restricted	180,204	178,288
Unearned stock-based compensation	(236)	(352)
Treasury stock (47,100 and 126,200 at June 30, 2005, and March 31, 2005, respectively)	-	(1)
Accumulated other comprehensive income (losses)	(4,739)	(5,793)
Total stockholders' equity	342,144	336,926
Total liabilities and stockholders' equity	$3,970,363	$3,911,061

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,
	2005	2004
Interest income:
Loans and leases receivable	$ 54,574	$ 44,541
Mortgage-backed securities	2,346	2,548
Investment securities and deposits	1,133	982
Total interest income	58,053	48,071
Interest expense:
Deposits	12,604	8,639
Borrowings	5,894	3,566
Total interest expense	18,498	12,205
Net interest income	39,555	35,866
Provision for loan and lease losses	-	524
Net interest income after provision for loan and lease losses	39,555	35,342
Non-interest income:
Deposit and related fees	2,947	2,552
Loan and servicing fees	2,033	1,614
Trust, investment and insurance fees	1,146	1,078
Gain on sale of loans, net	67	43
Gain on sale of securities, net	-	1,439
Other non-interest income	206	182
Total non-interest income	6,399	6,908
Non-interest expense:
General and administrative:
Compensation and benefits	12,949	12,411
Occupancy and equipment	3,457	3,339
Marketing and professional services	2,987	2,315
Other non-interest expense	3,273	3,806
Total general and administrative	22,666	21,871
Foreclosed asset operations, net	(1)	76
Total non-interest expense	22,665	21,947
Earnings before income taxes	23,289	20,303
Income taxes	10,931	9,528
Net earnings	$ 12,358	$ 10,775

Basic earnings per share	$ 0.51	$ 0.44
Weighted average shares outstanding for basic earnings per share calculation	24,398,414	24,459,201
Diluted earnings per share	$ 0.49	$ 0.43
Weighted average shares outstanding for diluted earnings per share calculation	25,006,953	25,328,103

PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,
	2005	2004
Performance Ratios
Return on average assets (1)	1.26%	1.18%
Return on average stockholders' equity (1)	14.55%	13.39%
General and administrative expense to average assets (1)	2.31%	2.39%
Efficiency ratio (3)	49.32%	51.13%
Average interest-earning assets to average interest-
bearing liabilities	107.34%	107.44%

Yields and Costs (1)
Net interest spread	4.02%	3.99%
Net interest margin (2)	4.17%	4.09%
Average yield on interest-earning assets	6.12%	5.49%
Average cost of interest-bearing liabilities	2.10%	1.50%
Average yield on loans and leases receivable, net	6.36%	5.73%
Average yield on securities	3.77%	3.66%
Average cost of core deposits	1.19%	0.85%
Average cost of C.D.s	3.07%	2.41%
Average cost of total deposits	1.86%	1.42%
Average cost of FHLB advances and other borrowings	2.76%	1.76%
Average cost of junior subordinated debentures	6.11%	-%

Asset Quality
Net charge-offs	$ 110	$ 295
Net charge-offs to average loans and leases receivable, net (1)	0.01%	0.04%

Average Balances
Average total assets	$ 3,927,254	$ 3,654,169
Average interest-earning assets	$ 3,795,098	$ 3,505,071
Average interest-bearing liabilities	$ 3,535,623	$ 3,262,362
Average loans and leases receivable, net	$ 3,435,548	$ 3,112,687
Average securities	$ 310,350	$ 339,098
Average core deposits	$ 1,752,376	$ 1,565,289
Average C.D.s	$ 965,573	$ 882,711
Average total deposits	$ 2,717,949	$ 2,448,000
Average FHLB advances and other borrowings	$ 786,746	$ 814,362
Average junior subordinated debentures	$ 30,928	$ -
Average stockholders' equity	$ 339,709	$ 321,778

Loan and Lease Activity
Total originations	$ 697,927	$ 666,467
One-to-four-family	$ 98,487	$ 102,612
Multi-family	$ 8,575	$ 11,331
Commercial real estate	$ 71,765	$ 53,230
Construction and land	$ 370,685	$ 382,199
Commercial loans and leases	$ 94,963	$ 59,146
Consumer	$ 53,452	$ 57,949
Purchases	$ -	$ 72,043
Principal repayments	$ 603,401	$ 701,169
Sales	$ 4,866	$ 3,757

(1) Compute on an annualized basis.
(2) Net interest income divided by average interest-earning assets.
(3) Total general and administrative expense divided by net interest income plus non-interest income.

PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	As of June 30, 2005	As of March 31, 2005

Asset Quality
Non-accrual loans	$ 11,101	$ 12,204
Non-accrual loans to gross loans and leases	0.27%	0.30%
Non-performing assets to total assets (1)	0.28%	0.31%
Allowance for loan and lease losses	$ 33,192	$ 33,302
Allowance for loan and lease losses to non-accrual loans	299%	273%
Allowance for loan and lease losses to gross loans and leases	0.81%	0.83%

Capital
Stockholders' equity to assets ratio	8.62%	8.61%
Core capital ratio*	8.21%	8.38%
Risk-based capital ratio*	11.33%	11.74%
Shares outstanding at end of period	24,575,733	24,782,623
Book value per share outstanding	$ 13.92	$ 13.60
Tangible book value per share outstanding (2)	$ 13.87	$ 13.54

Loan, Lease and Deposit Balances
One-to-four family loans	$ 1,577,004	$ 1,614,678
Multi-family loans	$ 140,073	$ 138,417
Commercial real estate loans	$ 541,517	$ 520,912
Construction and land loans (3)	$ 807,363	$ 56,818
Commercial business loans and leases	$ 203,239	$ 197,956
Consumer loans	$ 240,094	$ 237,032
Core deposits	$ 1,798,345	$ 1,784,994
C.D.s	$ 975,548	$ 950,943

(1) Non-performing assets consist of non-accrual loans and assets acquired through foreclosure, net.
(2) Stated book value minus goodwill.
(3) Net of undisbursed balances of $600,696 and $554,497 at June 30, 2005 and March 31, 2005, respectively.

* PFF Bank & Trust